Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-97863) of CytoCore, Inc., of our report dated April 5, 2011, with respect to the consolidated balance sheets of CytoCore, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2010 and 2009, which appears on page F-1 in this 2010 annual report on Form 10-K for the year ended December 31, 2010.

/s/ L J Soldinger Associates, LLC
Deer Park, Illinois
April 5, 2011